EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Petroleum Development Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 related to the registration of shares for the 2004 Long-Term Equity Compensation Plan of Petroleum Development Corporation under the Securities Act of 1933 of our audit report dated February 27, 2004, relating to the consolidated balance sheets of Petroleum Development Corporation and subsidiaries as of December 31, 2003 and 2002, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 and related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Petroleum Development Corporation incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

Pittsburgh, Pennsylvania

August 5, 2004